SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
December 4, 2009
Date of Report (Date of earliest event reported)
Anchor BanCorp Wisconsin Inc.
(Exact Name of Registrant as Specified in its Charter)
WI
(State or Other Jurisdiction of Incorporation)

00020006 (Commission File Number)	391726871 (IRS Employer Identification No.)
25 West Main Street, Madison, Wisconsin 57303
(Address of Principal Executive Office) (Zip Code)
608-252-8982
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On December 4, 2009, Anchor BanCorp Wisconsin Inc. (the “Company”) received a letter from The Nasdaq Stock Market (“Nasdaq”) stating that it no longer complies with Nasdaq Marketplace Rule 5450(a)(1) because the bid price of the Company’s common stock closed below the required minimum $1.00 per share for the previous 30 consecutive business days (October 22, 2009 through December 3, 2009). The letter also indicated that, in accordance with Marketplace Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, until June 2, 2010, to regain compliance with Rule 5450(a)(1). If at any time before June 2, 2010, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has regained compliance with Rule 5450(a)(1). In the event the Company does not regain compliance with Rule 5450(a)(1) prior to the expiration of the 180-day period, Nasdaq will notify the Company that its common stock is subject to delisting. The Company may appeal the delisting determination to a Nasdaq hearing panel. At such hearing, the Company would present a plan to regain compliance and Nasdaq would then subsequently render a decision. The Company is currently evaluating its alternatives to resolve the listing deficiency.

Item 8.01.	Other Events.
On December 10, 2009, the Company issued a press release announcing the receipt of the Nasdaq letter. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Title
99.1	Press Release issued by Anchor BanCorp Wisconsin Inc. dated December 10, 2009.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anchor BanCorp Wisconsin, Inc.
Date: December 10, 2009	By:	/s/ Dale Ringgenberg
Senior VP, CFO